Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR MARCH

Dallas, Texas, March 5, 2013 – Sabine Royalty Trust (NYSE: SBR) today declared a cash distribution to the holders of its units of beneficial interest of $0.25441 per unit, payable on March 29, 2013, to unit holders of record on March 15, 2013. Sabine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabineroyalty.com/.

This distribution reflects primarily the oil production for December 2012 and the gas production for November 2012. Preliminary production volumes are approximately 30,301, barrels of oil and 456,275 Mcf of gas. Preliminary average prices are approximately $83.83 per barrel of oil and $3.56 per Mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	30,301	456,275	$83.83	$3.56
Prior Month	40,214	697,990	$79.33	$3.38

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of February, approximately $787,000 of revenue received will be posted in the following month of March in addition to normal receipts during March. Since the close of business in February and prior to this press release, approximately $2,039,000 in revenue has been received.

The 2012 tax information packets will be mailed directly to unitholders during the first two weeks of March 2013. A copy of Sabine’s 2012 tax information booklet has been posted on Sabine’s website. In addition to the tax booklet the Sabine website also offers two simple calculators for computing the income and expense amounts and the cost depletion. Those calculators have been updated with the 2012 tax information.

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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free Number: 1.800.365.6541